Exhibit 3.3
CERTIFICATE OF FORMATION
OF
NISOURCE GP, LLC
     This Certificate of Formation, dated December 5, 2007, has been duly executed and is filed pursuant to Sections 18-201 and 18-204 of the Delaware Limited Liability Company Act (the “Act”) to form a limited liability company (the “Company”) under the Act.
     1.       Name. The name of the Company is:
NiSource GP, LLC
     2.       Registered Office; Registered Agent. The address of the registered office required to be maintained by Section 18-104 of the Act is:
Corporation Service Company
2711 Centerville Road, Suite 400
Wilmington, Delaware 19808.
     The name and the address of the registered agent for service of process required to be maintained by Section 18-104 of the Act are:
Corporation Service Company
2711 Centerville Road, Suite 400
Wilmington, Delaware 19808.
     EXECUTED as of the date written first above.

Columbia Energy Group, its sole member
By:	/s/ Gary W. Pottorff
Gary W. Pottorff
Authorized Person